Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS AND
BUSINESS HIGHLIGHTS
Completes dosing in HCV protease inhibitor Phase 1a single ascending dose study
BRISBANE, Calif., May 3, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2007. InterMune reported a net loss for the first quarter of 2007 of $20.8 million, or $0.61 per share, compared to a net loss of $12.8 million, or $0.39 per share, in the first quarter of 2006.
Total revenue in the first quarter of 2007 was $20.3 million, or $4.0 million lower than in the first quarter of 2006, primarily reflecting reduced sales of Actimmune® (interferon gamma-1b). First quarter 2007 research and development (R&D) expenses were $29.4 million, which was $7.9 million, or 37%, higher than in the first quarter of 2006, primarily because there was no patient enrollment in CAPACITY, the company’s Phase 3 clinical development program in idiopathic pulmonary fibrosis (IPF), in the first quarter of 2006.
As of March 31, 2007, InterMune had cash, cash equivalents and available-for-sale securities of approximately $211.1 million.
Dan Welch, President and Chief Executive Officer of InterMune, said, “In the first quarter we enhanced the chances for the success of CAPACITY by increasing the statistical power of this Phase 3 program for pirfenidone. We also brought our protease inhibitor program into the clinic, dosing patients in the first clinical study of ITMN-191 in humans. Having moved quickly and aggressively to cut operating expenses in response to the discontinuation of the Phase 3 INSPIRE trial of Actimmune® in IPF and expected impact on future revenue, we have taken the necessary steps to preserve cash to finance our promising research and development portfolio.”

Pulmonology Highlights
•	In March, InterMune announced that enrollment of CAPACITY, a Phase 3 clinical program to evaluate pirfenidone as a treatment for patients with idiopathic pulmonary fibrosis (IPF) was expected to be completed in July, five months sooner than previously anticipated, due to strong patient enrollment. InterMune also announced that it had increased the statistical power of the CAPACITY program by increasing the number of patients from 585 to a total of 720 and by increasing treatment duration from 60 to 72 weeks.

•	The pace of CAPACITY enrollment has further increased and InterMune now anticipates that patient enrollment could be completed as early as this month. Top-line results of CAPACITY could be available around the end of 2008, which would be several months earlier than InterMune’s previous expectation for the first quarter of 2009.

•	On March 22, Shionogi and Co., Ltd. announced previously undisclosed data about its recently completed Phase 3 trial of pirfenidone in IPF in Japan. Shionogi also announced that it had filed a new drug application (NDA) for pirfenidone for IPF with Japanese regulatory authorities. Shionogi reported that the primary efficacy endpoint, change in vital capacity (VC), was met with statistical significance in both the high-dose (p=0.042) and low-dose (p=0.039) treatment groups compared to placebo, representing a 44% and 50% relative reduction in VC decline, respectively. Shionogi also reported a statistically significant difference in progression-free survival between the high-dose pirfenidone group and placebo (p=0.028).

•	In March of 2007, InterMune discontinued the Phase 3 INSPIRE trial evaluating Actimmune® (interferon gamma-1b) in patients with IPF. A planned interim analysis conducted by an independent Data Monitoring Committee found that the overall survival result crossed a pre-defined stopping boundary for lack of benefit of treatment with Actimmune® relative to placebo. No new safety concerns were identified in the Phase 3 INSPIRE trial.

•	Following termination of INSPIRE, the company announced cost-cutting initiatives intended to produce estimated savings in operating expenses of $20 to $25 million in 2007 and $40 to $50 million in 2008, when compared to the company’s original 2007 financial guidance provided February 8, 2007.

•	At the 2007 International Conference of the American Thoracic Society (ATS) to be held May 18-23 in San Francisco, InterMune research efforts will be the subject of eight posters, related primarily to various studies of pirfenidone, alone or in combination with other compounds.
Hepatology Highlights
•	InterMune today announced that it has completed dosing in the Phase 1a single ascending dose (SAD) study of its HCV protease inhibitor, ITMN-191, in healthy volunteers. The purpose of the study was to assess the safety and pharmacokinetic profile of a single dose of ITMN-191 administered as monotherapy with and without food.

•	Plasma levels of ITMN-191 were observed in all dose groups and PK modeling suggests a range of potentially efficacious doses to examine in the multi-dose Phase 1b study. Doses in this range were well tolerated following administration of the single dose. A higher than anticipated exposure was observed in certain dose cohorts, suggesting that ITMN-191 may be administered in subsequent clinical studies at lower doses than were previously estimated.

•	No serious adverse events were reported in the Phase 1a study.

•	As a result of the pharmacokinetic observations from the Phase 1a SAD study, the recent clinical data on competitive HCV protease inhibitors and the collective preclinical and in-vitro experience with ITMN-191 to date, InterMune expects to amend the study protocol of the planned Phase 1b multiple ascending dose (MAD) study in HCV infected patients.

•	The company expects to initiate the Phase 1b MAD study in the third quarter of this year and to report initial top-line viral kinetic data in the fourth quarter.

•	In the Phase 1b study, InterMune plans to administer ITMN-191 as monotherapy for a period of 14 days to several cohorts of chronic Hepatitis C patients infected with HCV genotype 1. Twice per day (BID) and three-times per day (TID) dosage regimens are expected to be studied.

•	In April 2007, InterMune scientists presented three posters at the 42nd Annual Meeting of the European Association for the Study of the Liver (EASL) held in Barcelona, Spain. The posters provided new data from three in-vitro experiments concerning HCV protease inhibitor ITMN-191, alone or in combination with other compounds.

•	At the Digestive Disease Week medical conference, May 19-24, 2007 in Washington, D.C., InterMune scientists plan to present a poster related to the potency and binding kinetics of ITMN-191 in biochemical assays. The study suggests that the binding kinetics of ITMN-191 afford both immediate onset of inhibition and very slow dissociation from the HCV protease.
2007 Financial Guidance
InterMune today provided forward-looking financial guidance with respect to operating expenses in 2007.
Total Revenue
InterMune believes that substantially all Actimmune® revenue is and has been derived from physicians’ prescriptions for the off-label use of Actimmune® in the treatment of IPF. In light of the discontinuation of the INSPIRE study of Actimmune® in IPF, InterMune expects revenue from physician prescriptions of Actimmune® for this indication to decline. Since InterMune does not promote Actimmune® for IPF and has no visibility on revenue in that setting, the company has no basis on which to forecast Actimmune® revenue for 2007. Because Actimmune® represents the vast majority of the company’s revenue, InterMune is not providing any guidance for revenue, including revenue related to the Roche collaboration, or Cost of Goods Sold as a percentage of revenue for the year ending December 31, 2007.
Operating Expenses
For the year ending December 31, 2007, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration, and general and administrative (G&A) expense in a range of approximately $25 to $35 million. These ranges are unchanged from the financial guidance provided on March 20, 2007, excluding any restructuring or retention expenses related to discontinuation of the INSPIRE trial. On March 20, 2007, InterMune announced that it would reduce staffing levels by approximately 50%. The majority of staffing reductions occurred in April of 2007 and the remaining reductions will be implemented over the coming months as the INSPIRE trial is closed and reported. InterMune recorded charges for restructuring-related expense associated with these operational changes of approximately $1.3 million, in the first quarter of 2007. Approximately $2.2 million of additional restructuring-related expense is expected to be recorded over the balance of 2007. In addition, InterMune may incur inventory write-offs if and when Actimmune® revenue declines, and may incur contract manufacturing wind-down costs related to the Actimmune® product supply agreement.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its first quarter 2007 financial results and clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 7427687. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 7427687. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1a, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune® for the treatment of IPF, an indication for which Actimmune® has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune® for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; and (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
Financial tables follow

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31
	2007	2006
Revenue, net
Actimmune	$19,525	$24,356
Collaboration revenue	818	—

Total revenue, net	20,343	24,356

Costs and expenses:
Cost of goods sold	5,284	6,373
Research and development	29,439	21,561
General and administrative	9,496	10,705
Restructuring charges	1,333	—

Total costs and expenses	45,552	38,639

Loss from operations	(25,209)	(14,283)

Interest income	2,700	2,142
Interest expense	(714)	(314)
Other income (expense)	2,562	(77)

Loss from continuing operations	(20,661)	(12,532)
Discontinued operations:
Loss from discontinued operations	(144)	(254)

Net loss	$(20,805)	$(12,786)

Basic and diluted net loss per share:
Continuing operations	$(0.61)	$(0.38)
Discontinued operations	$—	$(0.01)

Net loss per share	$(0.61)	$(0.39)

Shares used in calculating basic and diluted net loss per share	34,063	32,662

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,	December 31,
	2007	2006
Cash, cash equivalents and available-for sale securities	$211,095	$214,548
Other assets	38,213	43,035

Total assets	$249,308	$257,583

Total other liabilities	$31,730	$34,731
Provision for settlement	33,516	33,116
Deferred collaboration revenue	68,715	59,533
Convertible senior notes	170,000	170,000
Stockholders’ equity (deficit)	(54,653)	(39,797)

Total liabilities and stockholders’ equity (deficit)	$249,308	$257,583

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